EXHIBIT 19
SECOND
AMENDED AND RESTATED
AGREEMENT OF PARTNERSHIP
OF
M.B. CAPITAL PARTNERS III

SECOND
AMENDED AND RESTATED
AGREEMENT OF PARTNERSHIP
OF
M.B. CAPITAL PARTNERS III

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SECOND
AMENDED AND RESTATED
AGREEMENT OF PARTNERSHIP
OF
M.B. CAPITAL PARTNERS III
     THIS SECOND AMENDED AND RESTATED AGREEMENT OF PARTNERSHIP (the “Agreement”) is made and entered into as of the first day of August, 2007, by and among the undersigned.
WITNESSETH:
     WHEREAS, a general partnership known as M.B. Capital Partners III (the “Partnership”) exists pursuant to that certain Agreement of Partnership dated August 1, 1997, as amended (the “Existing Partnership Agreement”), and the Uniform Partnership Act of the State of South Dakota.
     WHEREAS, the parties hereto, being all of the current partners of the Partnership desire to amend and restate the Existing Partnership Agreement to permit the creation of separate divisions of the Partnership and otherwise to reflect their understandings regarding the Partnership.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINED TERMS
     1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:
     “Accountants” shall mean the firm or firms of independent certified public accountants selected by a Majority in Interest of the Partners on behalf of the Partnership to audit the books and records of the Partnership and/or to prepare statements and reports in connection therewith.
     “Act” shall mean the Uniform Partnership Act as enacted in the State and as the same may be amended from time to time.
     “Affected Gain” shall have the meaning set forth in Section 4.4(b).
     “Affiliate” shall mean, as to any Partner (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Partner or such other Person.
     “Agreement” shall mean this Agreement of Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.
     “Bankruptcy” shall mean, with respect to any Partner, (a) the making of an assignment for the benefit of creditors; or (b) the filing of any proceeds in bankruptcy or reorganization; or (c) the failure to vacate, discharge or dismiss within sixty (60) days from the date of its initiation either (i) the filing of a proceeding in bankruptcy against it or (ii) the appointment of a receiver or trustee for all or any part of such Partner’s assets or property.
     “Capital Account(s)” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with

Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith. A Capital Account shall also be maintained for each Partner with respect to each Division in which it is a Division Participant in accordance with the principles set forth in this Agreement as if the assets, liabilities and other items allocated to such Division constituted the only assets, liabilities and other items of the Partnership.
     “Capital Contribution” shall mean, with respect to any Partner, the amount of money and the fair market value of any property other than money contributed to the Partnership with respect to the Units held by such Partner.
     “Cash Flow” shall mean, with respect to any Fiscal Year or other applicable fiscal period, the excess, if any, of (a) all cash receipts of the Partnership from all sources for such period, including without limitation receipts from operations, contributions of capital by the Partners, deposits and all other Partnership cash sources, and all Partnership cash reserves on hand at the beginning of such period, over (b) all cash expenses and capital expenditures of the Partnership for such period, all payments of principal and interest on account of Partnership indebtedness and such reasonable cash reserves as a Majority in Interest of the Partners deems necessary for any Partnership needs, including, without limitation, anticipated payments for maturing obligations, for operations and for capital improvements. Cash Flow shall be determined separately for each Division.

     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any replacement or successor code thereto.
     “Defaulting Partner” shall have the meaning set forth in Section 9.1.
     “Division” shall have the meaning set forth in Section 2.7.
     “Division A” means the Division of the Partnership to which are allocated the assets, liabilities, revenues, expenses, gains, losses, capital and other items attributable to all assets set forth on Schedule A attached hereto.
     “Division A Partners” means all Partners set forth on the signature pages hereof under the heading “Division A Partners,” their duly admitted successors and assigns and any Person who, at the time of reference thereto, becomes a Partner and who holds an interest in Division A.
     “Division A Percentages” shall mean, with respect to each Division A Partner, the fraction, expressed as a percentage, the numerator of which is the number of Division A Units held by such Division A Partner and the denominator of which is the number of Division A Units held by all Division A Partners.
     “Division B Percentages” shall mean, with respect to each Division B Partner, the fraction, expressed as a percentage, the numerator of which is the number of Division B Units held by such Division B Partner and the denominator of which is the number of Division B Units held by all Division B Partners.
     “Division A Units” shall mean the Units held by the Division A Partners, as set forth on attached Exhibit A, as may be amended from time to time.
     “Division B” means the Division of the Partnership to which are allocated the assets, liabilities, revenues, expenses, gains, losses, capital and other items attributable to the assets set forth on Schedule B attached hereto.

     “Division B Partners” means all Partners set forth on the signature pages hereof under the heading “Division B Partners,” their duly admitted successors and assigns and any Person who, at the time of reference thereto, becomes a Partner and who holds an interest in Division B.
     “Division B Units” shall mean the Units held by the Division B Partners, as set forth on attached Exhibit A, as may be amended from time to time.
     “Division Participant” shall mean, with respect to Division A, the Division A Partners and with respect to Division B, the Division B Partners.
     “Entity” shall mean any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association.
     “Financial Statements” shall mean financial statements (balance sheet, statement of income, statement of partners’ equity and statement of cash flows) prepared in accordance with generally accepted accounting principles.
     “Fiscal Year” shall mean the calendar year or such other fiscal year as a Majority in Interest of the Partners may determine in its discretion from time to time.
     “Liquidating Trustee” shall mean such Person as is selected by a Majority in Interest of the Non-Defaulting Partner(s), which Person may include an Affiliate of the Partners. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding-up of the Partnership, and shall hold and exercise such other rights and powers as are necessary or required to permit all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation, and/or winding-up of the Partnership.
     “Majority in Interest” shall mean the Partner or Partners holding a majority of the Units then held by all of the Partners or a certain specified group of the Partners, as the case may be and Majority in Interest of a Division shall be the Division Participants of such Division holding a majority of the Units of such Division.
     “Minimum Gain Attributable to Partner Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(2).
     “Net Income or Net Loss” shall mean, for each Fiscal Year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined by the Accountants in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:
     (a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;
     (b) any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures under Section 704(b) of the Code or Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;
     (c) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of such property (as the same may be restated or otherwise adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)) rather than its adjusted tax basis;
     (d) in lieu of the depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation as determined under Regulation Section 1.704-1(b)(2)(iv)(g)(3); and
     (e) in the event the book value of any Partnership asset is restated and/or adjusted pursuant the aforesaid Regulation Sections, the amount of such adjustment shall be taken into account as additional Net Income or Net Loss, as the case may be.
     “Non-Defaulting Partner” shall have the meaning set forth in Section 9.1.
     “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) and (c) of the Regulations.
     “Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
     “Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.
     “Partners” shall mean the Persons whose names are set forth on Schedule A, their duly admitted successors or assigns or any Person who is a partner at the time of reference thereto.
     “Partnership” shall have the meaning set forth in the preamble.
     “Partnership Minimum Gain” shall have the meaning set forth in Sections 1.704-2(b)(2) and (d)(1) of the Regulations.
     “Person” shall mean any natural person or Entity.

     “Regulations” means the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time.
     “Section 704(c) Items” shall have the meaning set forth in Section 4.4(c).
     “State” shall mean the State of South Dakota.
     “Tax Items” shall have the meaning set forth in Section 4.4(a).
     “Tax Matters Partner” shall have the meaning set forth in Section 6.4.
     “Units” shall mean, with respect to any Partner, the partnership units owned by such Partner in the Partnership, including without limitation the rights and obligations relating to such units as provided herein and, to the extent not provided herein, the Act. The number of Units held by each Partner is set forth opposite such Partner’s name on attached Exhibit A.
     1.2 Exhibits, Etc. References to “Exhibit” or to “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.
ARTICLE II
FORMATION OF PARTNERSHIP
     2.1 Continuation of Partnership. The Partners do hereby continue the Partnership as a general partnership under the Act and upon the terms and subject to the conditions hereof. Except as provided herein, the rights and obligations of the Partners shall be as set forth in the Act.
     2.2 Name. The business of the Partnership shall be conducted under the name MB Capital Partners III or such other name or names designated in writing by a Majority in Interest of the Partners. All transactions of the Partnership, to the extent permitted by applicable law, shall be carried on and completed in the name of the Partnership or such other name or names as shall be determined by a Majority in Interest of the Partners in writing from time to time.
     2.3 Principal Place of Business. The location of the Partnership’s principal place of business shall be at 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104.
     2.4 Purpose and Business of the Partnership. The purpose of the Partnership shall be to acquire, hold, own, sell, transfer, encumber, exchange, and otherwise dispose of or deal with real and personal property of any type or nature and to engage in one or more other businesses as are permissible under the Act.
     2.5 Term. The Partnership has heretofore commenced and shall continue its business through and until its termination on December 31, 2050, unless sooner terminated as hereinafter provided.
     2.6 Documents. The Partners shall execute all such certificates, notices, statements or other instruments, including without limitation, fictitious or assumed name certificates as shall constitute compliance with all requirements as may be necessary to enable the Partnership to conduct its business or to own its properties under the Partnership name or to preserve the character of the Partnership under applicable law.
     2.7 Divisions
     (a) All of the assets, liabilities, revenues, income, expenses, gains, losses, capital, and other items attributable to the Partnership shall belong to and be recorded on the books of the Partnership. However, each of such Partnership items shall be allocated to separate divisions (“Divisions”) pursuant to the provisions of this Agreement, and the relative rights of each such Division and each Division Participant therein shall be set forth herein. Even if not expressly provided herein, the provisions of this Agreement shall be applied separately to each Division as though the property, obligations and other items allocated to such Division constituted the only assets and items of the Partnership. The allocation of all such Partnership items among the Divisions shall be made in the reasonable discretion of a Majority in Interest of the Partners on a basis which they deem to approximately reflect either the particular Division of the Partnership to which such item is attributable or the reasonably proportionate relationship of such item to each Division. Without limiting the generality of the foregoing, a Majority in Interest of the Partners, in their reasonable discretion, shall designate receipts, expenditures and liabilities as being receipts, expenditures and liabilities of the Division to which they relate and may allocate among one or more Divisions any indirect costs, expenses and liabilities which a Majority in Interest of the Partners reasonably determines should be so allocated to accurately reflect the relationship of such items to such Divisions.
     Except for obligations pursuant to this Agreement, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to any Division shall be enforceable against the assets of such Division only and not against the assets of the Partnership generally or any other Division thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Partnership generally or any other Division shall be enforceable against the assets of such Division.
     (b) Initially, two Divisions of the Partnership, Division A and Division B, have been designated and created as provided herein. A Majority in Interest of the Partners may create any one or more new Divisions of the Partnership which in their sole discretion such Majority in Interest deem to be appropriate, and admit Persons as Partners and Division Participants therein, without the need for (i) the consent of any other existing Partner or Division Participant or (ii) the amendment of this Agreement to reflect such Division(s); provided, however, that a Majority in Interest of the Partners shall notify each affected Partner of the formation of each new Division. Without limitation, a Majority in Interest in their reasonable discretion may determine, with respect to any Division created pursuant to this Section 2.7(b), and may cause this Agreement to be amended to reflect, each aspect of such Division, including, without limitation, the following: (A) the manner in which the Division Participants shall share in the Net Income, Net Loss, Cash Flow and other items of income, gain, loss and deduction of the Partnership attributable to such Division, including the manner in which such Division Participants shall share in the assets of such Division upon the liquidation thereof; (B) the amount, time and manner of payment of the capital contributions to be contributed by the Division Participants to such Division; and (C) such other items as a Majority in Interest of the Partners shall deem advisable or necessary to reflect the relationship among the Division Participants. Nothing in this Section 2.7 shall in itself cause any Partner or Division Participant to be obligated to make any additional capital contribution to the Partnership beyond the capital contributions made or committed to the Partnership and/or made or committed to any one or more Divisions in which such Partner is a Division Participant.

ARTICLE III
PARTNERSHIP CAPITAL
     3.1 Contributions of Partners. The Partners have contributed capital to the Partnership as set forth on the Partnership’s books and records. By execution and delivery of this Agreement, the Partners hereby acknowledge and agree that the relative values of their capital interests in the Partnership are as reflected by the Capital Accounts and the number of Units owned by them and the allocation thereof to the separate Divisions. Except as otherwise expressly provided herein or required by applicable law, the Partners shall not be required to contribute any additional capital to the Partnership.
     3.2 Withdrawal, Return of Capital; Interest. No Partner shall be entitled to withdraw any part of its Capital Contribution(s), or shall be entitled to any distributions from the Partnership, except as specifically provided herein. No Partner shall be entitled to interest on any Capital Contribution to the Partnership.
     3.3 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.

     3.4 Priority. Except as otherwise expressly provided herein, there shall be no priority among the Partners as to the return of capital contributions or withdrawals from or distributions of the Partnership.
ARTICLE IV
ALLOCATION OF PARTNERSHIP ITEMS
     4.1 Net Income and Net Loss. After giving effect to the allocations set forth in Sections 4.2 and 4.3, Net Income or Net Loss, as the case may be, for any Fiscal Year or other applicable period shall be allocated separately for each Division among the Division Participants in proportion to the number of Units owned by such Division Participants.
     4.2 Special Allocations. Notwithstanding any provisions of Section 4.1 to the contrary, the following special allocations shall be made in the following order:
     (a) Minimum Gain Chargeback (Nonrecourse Liabilities). Notwithstanding anything to the contrary contained in this Article IV, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Partnership Nonrecourse Liabilities, certain capital contributions or revaluation of the Partnership property, all as further outlined in subsections (d)(2), (f)(2), or (f)(3) of Regulations Section 1.704-2), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in the Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulations Section 1.702-2(f). This section is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this section shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto.
     (b) Minimum Gain Attributable to Partner Nonrecourse Debt. After giving effect to Section 4.2(a), if there is a net decrease in Minimum Gain Attributable To Partner Nonrecourse Debt (other than due to the conversion, refinancing, or other change in the debt instrument attributable to such Partnership Nonrecourse Liabilities causing it to become partially or wholly nonrecourse, certain capital contributions or revaluations of the Partnership property as further outlined in Regulations Section 1.704-2(i)(4)), each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in such Minimum Gain Attributable To Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulations Section 1.702-2(i). This section is intended to comply with the minimum gain chargeback requirement in said section of the Regulation and shall be interpreted consistently therewith. Allocations pursuant to this section shall be made in proportion to the respective amount required to be allocated to each Partner pursuant thereto.
     (c) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Partners in accordance with the number of Units owned by them.
     (d) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the partner nonrecourse debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Sections 1.704-2(b)(4) and (i)(1)).
     (e) Section 754 Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 732, 734 or 743 of the Code is required, to be taken into account in determining Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
     4.3 Curative Allocations. The allocations set forth in Sections 4.2(a), 4.2(b), 4.2(d) and 4.2(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Section 1.704-1(b). Notwithstanding any provisions of Sections 4.1 and 4.2 to the contrary (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the cumulative net amount of allocations of Partnership items under Sections 4.1, 4.2 and 4.3 shall be equal to the net amount that would have been allocated had the Regulatory Allocations not occurred. This Section 4.3 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
     4.4 Tax Allocations.

     (a) Generally. Subject to Sections 4.4(b) and 4.4(c), tax items of income, gain, loss, deduction and credit (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as the respective book items.
     (b) Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), then (A) such Affected Gain shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each Fiscal Year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income and Net Loss for such respective period.
     (c) Allocations Respecting Section 704(c) and Revaluations. Notwithstanding Section 4.4(b), Tax Items with respect to Partnership property that are subject to Code Section 704(c) and/or Regulation Section 1.704-3 (collectively “Section 704(c) Tax Items”) shall, to the extent so required, be allocated in accordance with said Code section and/or Regulation Section 1.704-3, as the case may be. The Partners are authorized to specially allocate Tax Items consistent with the principles of Regulation Section 1.704-3.
     4.5 Allocations Subsequent to Assignment. To the extent permitted by the Code, Net Income or Net Loss and other items attributable to a Unit acquired by reason of an assignment from a Partner shall be allocated or adjusted between the assignor and the assignee based upon either (a) the length of time in any fiscal period of the Partnership during which the assigned Unit was owned by each of them, determined with reference to the effective date of the assignment, or (b) an interim closing of the Partnership’s books (at assignor’s sole expense), such manner of allocation or adjustment to be determined by the assignor, with the consent of all remaining Partners, which consent shall not be unreasonably withheld.
ARTICLE V
PARTNERSHIP DISTRIBUTIONS
     The Partners shall cause the Partnership to distribute Cash Flow of each Division to the Division Participants quarterly at such times and in such amounts as are determined by a Majority in Interest of the Partners provided all such distributions shall be made in accordance with each Division Participant’s Division Percentage.
ARTICLE VI
ACCOUNTING MATTERS
     6.1 Books and Records. The Partners shall maintain or cause to be maintained at the offices of the Partnership full, true, complete and correct books of account of the Partnership, in accordance with generally accepted accounting principles applied on a consistent basis. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Partnership, or paid, received, sold or purchased in the course of the Partnership’s business, and all of such other transactions, matters and things relating to the business of the Partnership as are usually entered in books of accounts kept by persons engaged in a business of a like kind and character. In addition, the Partnership shall keep all records as required to be kept pursuant to the Act. Each Partner shall, at reasonable times, have free access thereto for the purpose of inspecting or copying same.
     6.2 Reports. The Partners shall prepare, or cause to be prepared, and furnish to each Person who was a Partner during a Fiscal Year as soon as practicable after the close of such Fiscal Year, but in no event later than 90 days after the close of the Fiscal Year, Financial Statements of the Partnership, consistent with the books of account of the Partnership, together with the reports thereon and all supplementary schedules and information prepared by the Accountants.
     6.3 Accounting Decisions. All decisions as to accounting principles shall be made by a Majority in Interest of the Partners.
     6.4 Tax Matters Partner. Martin Investment Trust G is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership; provided, however, (i) in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Partnership; (ii) the Tax Matters Partner shall consult in good faith with the other Partners regarding the filing of a Code Section 6227(b) administrative adjustment request with respect to the Partnership before filing such request, it being understood, however, that the provisions hereof shall not be construed to limit the ability of any Partner, to file an administrative adjustment request on its own behalf pursuant to Section 6227(a) of the Code; (iii) the Tax Matters Partner shall consult in good faith with the other Partners regarding the filing of a petition for judicial review of an administrative adjustment request under Section 6228 of the Code, or a petition for judicial review of a final partnership administrative judgment under Section 6226 of the Code relating to the Partnership before filing such petition; (iv) the Tax Matters Partner shall give prompt notice to the other Partner of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Partnership income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Partnership level relating to the Partnership under Section 6223 of the Code, receipt of written notice of the final Partnership administrative adjustment relating to the Partnership pursuant to Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Partnership; and (v) the Tax Matters Partner shall promptly notify the other Partners if the Tax Matters Partner does not intend to file for judicial review with respect to the Partnership.
     6.5 Tax Elections and Returns. The Tax Matters Partner shall, from time to time, make such tax elections on behalf of the Partnership as it deems necessary or desirable in its sole discretion to carry out the business of the Partnership or the purposes of this Agreement, including but not limited to elections under Section 754 of the Code. The Tax Matters Partner shall cause the Accountants to prepare and file federal, state and local tax returns for the Partnership on a timely basis, and shall furnish copies thereof to the Partners with required partnership schedules showing allocations of book and tax items. The Tax Matters Partner shall cause the Accountants to submit to the Partners on or before the first day of the fourth month following the end of each Fiscal Year for approval all federal and state income tax returns of the Partnership. If any Partner shall disapprove the tax returns of the Partnership, as submitted by the Accountants, such disapproving Partner may indicate to the Accountants the suggested revisions to the tax returns.
     6.6 Interim Accounting. A Majority in Interest of the Partners may cause the books of account of all Partnership to be closed on an interim basis, when a Majority in Interest of the Partners deems such closing necessary or appropriate under the circumstances, including but not limited to a transfer of a Unit causing a termination of the Partnership for tax purposes.
ARTICLE VII
RIGHTS AND DUTIES OF THE PARTNERS
     7.1 Management. Except as otherwise provided herein, any decisions concerning the business or property of the Partnership shall be made by a Majority in Interest of the Partners or Majority in Interest of the Division Participants with respect to matters affecting only a particular Division. The Partnership shall have, and is hereby granted, full and complete power, authority and discretion to take such actions to carry out the purposes for which the Partnership was organized. Except as otherwise provided herein, to the extent the duties of the Partners require expenditures of funds to be paid to third parties, the Partners shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the Partners, in their capacity as such, to expend individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.
     7.2 Right of Public to Rely on Authority of the Partners. Nothing herein contained shall impose any obligations on any Person or firm doing business with the Partnership to inquire as to whether or not a Partner has exceeded its authority in executing any contract, lease, mortgage, deed or other instrument on behalf of the Partnership, and any such third person shall be fully protected in relying upon such authority.
     7.3 Reimbursement. Upon proper written substantiation and verification, any Partner shall be entitled to receive out of Partnership funds available therefor reimbursement of all amounts reasonably expended by such Partner out of its own funds in payment of properly incurred Partnership obligations. Reimbursements pursuant to this section shall not be duplicative of payments to such Partner under any other provision of this Agreement or other agreement.
     7.4 Compensation of the Partners. The Partners shall not be entitled to any compensation for services rendered to the Partnership solely in their capacity as Partners.
     7.5 Contracts with Affiliates. The Partnership may retain, on behalf of the Partnership, the services of a Partner or a firm to which a Partner is an Affiliate to render such services as a Majority in Interest of the Partners shall deem advisable for the operation and management of the Partnership on such terms and for such compensation as a Majority in Interest of the Partners shall determine. The validity of any transaction, agreement or payment involving the Partnership and an Affiliate, otherwise permitted by the terms of this Agreement, shall not be affected by reason of the relationship between the Partnership and the Partners or such Affiliate.
     7.6 Waiver and Indemnification.
     (a) Neither the Partners nor any Person acting on their behalf, pursuant hereto, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Partner for any acts or omissions performed or omitted to be performed by them within the scope of the authority conferred upon the Partners by this Agreement and the

Act, provided that the Partner’s or such other Person’s conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Partnership and, provided further, that the Partner or such other Person shall not be guilty of fraud, misconduct or negligence. The Partnership shall, and hereby does, indemnify and hold harmless the Partners and their Affiliates and any individual acting on their behalf from any loss, damage, claims or liability, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity; provided, however, no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.
     (b) Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding against such Person; provided, however, that such advances shall be repaid to the Partnership, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final judgment not to be entitled to such indemnification. All rights of the indemnitee hereunder shall survive the dissolution of the Partnership; provided, however, that a claim for indemnification under this Agreement must be made by or on behalf of the Person seeking indemnification prior to the time the Partnership is liquidated hereunder. The indemnification rights contained in this Agreement shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the person seeking indemnification shall be entitled, whether at law or at equity.

Indemnification pursuant to this Agreement shall be made solely and entirely from the assets for the Partnership and no Partner shall be liable therefor.
     7.7 Title Holder. To the extent allowable under applicable law, the Partnership may hold title to all or any part of its properties in the name of an individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Partnership, and may agree that any such title holders be vested with all or any part of the powers which might otherwise reside in the Partnership. Any such title holders shall perform any and all of their respective functions to the extent and upon such terms and conditions as may be determined from time to time by a Majority in Interest of the Partners in accordance with the terms hereof.
ARTICLE VIII
TRANSFER OF UNITS;
WITHDRAWAL FROM THE PARTNERSHIP
     8.1 General Restriction on Transfer. Except to the extent permitted by this Article VIII or as otherwise provided herein, no Partner may sell, assign, pledge, encumber or otherwise dispose of (collectively, “transfer”) all or any portion of its Units, whether or not the transferee shall thereby, or as a result thereof, become or seek to become a Partner, without the express prior written consent of a Majority in Interest of the other Partners. Any Unit validly transferred in accordance with the provisions of this Article VIII shall remain subject to all limitations and restrictions contained in this Agreement and any such transferee must so agree in writing as provided in Section 8.3.
     8.2 Further Restrictions on Transfer. In addition to any other restrictions on transfer herein contained, in no event may any transfer or assignment of any Unit be made (a) to any Person who lacks the legal right, power or capacity to own a Unit; (b) to any Person whose status as a Partner would have an adverse effect for income tax purposes on the Partnership or any of the continuing Partners (including, without limitation, a constructive termination of the Partnership pursuant to Code Section 708(b)(1)(B)); (c) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a lien against any Partnership property, or other instrument, document or agreement to which the Partnership is a party or otherwise bound; (d) in violation of applicable law; or (e) of any component portion of a Unit, separate and apart from all other components of said Unit.
     8.3 New Partners. Any Person, not then a Partner, to whom a Partnership Interest shall be transferred in accordance with the provisions hereof shall not, notwithstanding such transfer, become a Partner hereunder unless such Person shall, in a written instrument reasonably satisfactory to all other Partners, expressly assume and agree to be bound by all of the terms and provisions of this Agreement. All reasonable costs and expenses incurred by the Partnership in connection with any transfer, and, if applicable, the admission of a Person as a Partner hereunder, shall be paid by the transferring Person. If a Unit is transferred in accordance with the provisions hereof and the transferee refuses to execute an agreement to be bound by all of the terms and provisions of this Agreement, such transferee shall be deemed a mere assignee of profits only without any right, power or authority of a Partner hereunder and shall bear losses in the same manner as its predecessor in interest; the transferor of such interest shall thereafter be considered to have no further rights or interest in the Partnership with respect to the interest transferred, but shall nonetheless be subject to its obligations under this Agreement with respect to such interest. Upon compliance with the provisions hereof, and upon execution and delivery of the aforesaid written instrument by the transferee, the transferee shall be admitted to the Partnership as a Partner, the transferor shall withdraw from the Partnership to the extent of its transferred Units, and, subject to Section 8.2, the transferor shall be relieved of any further liabilities or obligations as a Partner to the extent of its transferred Units from and after the effective date of such transfer, but shall continue to be liable for any matters arising prior to the effective date of such transfer.
     8.4 Dissolution of Partnership upon Transfer. In the event of a transfer of a Unit pursuant to this Article VIII, such transfer shall not cause a dissolution of the Partnership under applicable law.
ARTICLE IX
DISSOLUTION AND TERMINATION
     9.1 Dissolution. The Partnership shall continue in effect until the expiration of its term, unless sooner dissolved upon the occurrence of any one or more of the following events:
     (a) the termination, dissolution, insolvency, Bankruptcy or death of any Partner other than in connection with a valid transfer of any Unit or as provided elsewhere herein;
     (b) the affirmative written vote of a Majority in Interest of the Partners to dissolve the Partnership; and
     (c) dissolution required by operation of law.
     Dissolution of the Partnership caused by a Partner in contravention of this Agreement (a “Defaulting Partner”) shall be a violation of this Agreement and the other Partner (the “Non-Defaulting Partner”) shall have: all rights and remedies provided under applicable law and, in addition thereto, the right to any and all damages at law or in equity resulting from such violation of this Agreement. To the extent permissible by law, whether or not the business of the

Partnership is continued by the Non-Defaulting Partner, such Non-Defaulting Partner shall be permitted to withhold the Defaulting Partner’s share of Partnership property the Defaulting Partner would otherwise be entitled to under this Article IX upon the winding-up and termination of the Partnership as collateral security for the obligations such Defaulting Partner may have to the Non-Defaulting Partner in connection with the operation and dissolution of the Partnership.
     9.2 Assumption of Agreements. No vote by the Partners to dissolve the Partnership pursuant to Section 9.1(b) hereof shall be effective unless, prior to or concurrently with such vote, there shall have been established procedures for the assumption of all of the Partnership’s obligations.
     9.3 Accounting. Upon the dissolution of the Partnership, a proper accounting (which shall be certified) shall be made of the assets and liabilities of the Partnership and the Capital Account of each Partner as of the date of dissolution and of the items of Net Income and Net Loss of the Partnership from the date of the last previous accounting to the date of dissolution. Audited financial statements presenting such accounting shall be prepared.
     9.4 Liquidating Trustee.
     (a) Winding-Up. Upon the dissolution of the Partnership, the affairs of the Partnership shall be wound up and terminated and the Partners shall continue to share Net Income, Net Loss, Cash Flow and other items of the Partnership during the winding-up period in accordance with the provisions of Articles IV and V hereof. The winding-up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the Liquidating Trustee, who is hereby authorized to do all acts authorized by law for these purposes. The Liquidating Trustee, in carrying out such winding up and distribution, shall have full power and authority to sell, assign, transfer and encumber all or any of the Partnership assets; provided, however, the Liquidating Trustee shall not sell any assets unless (a) the Liquidating Trustee shall have in good faith solicited bids from unrelated third parties and obtained independent appraisals before making any sale and (b) such transactions shall be made by the Liquidating Trustee solely on an “arm’s length” basis and at the best price and on the best terms and conditions that the Liquidating Trustee believes are reasonably available. In the event of the dissolution of the Partnership by the affirmative vote of the Partners as provided by this Agreement, any distribution of rights of the Partnership shall be subject to the conditions set forth in Section 9.2 hereof.
     (b) Termination. Upon the completion of the winding up of the Partnership and the distribution of all Partnership assets, the Partnership shall terminate and the Liquidating Trustee shall have the authority to execute and record any and all other documents required to effectuate the termination of the Partnership.
     (c) Indemnification. The Liquidating Trustee shall be indemnified and held harmless by the Partnership from and against any and all claims, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Liquidating Trustee’s taking of or failure to take any action authorized under, or within the scope of, this Agreement; provided, however, that the Liquidating Trustee shall not be entitled to indemnification for (a) matters entirely unrelated to the Liquidating Trustee’s actions under the provisions of this Agreement, or (b) its proven gross negligence or proven willful misconduct.

     9.5 Liquidating Distribution. In the event of the dissolution of the Partnership for any reason, the assets of each Division shall be liquidated for distribution in the following rank and order:
     (a) first, to the payment and discharge of all such Division’s debts and liabilities in the order of priority as provided by law;
     (b) second, to the establishment of any necessary reserves to provide for contingent liabilities of such Division, if any; and
     (c) the balance, if any, to the Division Participants of such Division in accordance with their respective positive Capital Accounts in such Division, after giving effect to all contributions, distributions and allocations for all periods with respect to such Division, including the period during which such distributions occur.
     9.6 Distributions in Accordance with Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) (the “Liquidation Event”):
     (a) distributions shall be in accordance with their respective positive Capital Accounts with respect to each Division in compliance with Regulation Section 1.704-1(b)(2)(ii)(b)(2), such distributions to be made on or before a date (the “Final Liquidation Date”) no later than the later to occur of (i) the last day of the taxable year of the Partnership in which the Liquidation Event occurs and (ii) ninety days after the date of such Liquidation Event; and

     (b) if any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the Liquidation Event occurs), such Partner shall contribute to the capital of the Partnership money in an amount necessary to restore such deficit balance to zero in compliance with Regulation Section 1.704-1(b)(2)(ii)(b) (3).
     If the Liquidating Trustee, as the case may be, in its discretion, determines that the distributions will not be timely made as provided in foregoing paragraph (a), such person may distribute all of the assets and liabilities of the Partnership in trust, with the Liquidating Trustee, or such other person as may be selected by a Majority in Interest of the Non-Defaulting Partners, as trustee; the purpose of the trust is to allow the Partnership to comply with the timing requirements contained in foregoing paragraph (a). The trustee of said trust shall distribute the former Partnership assets (however constituted, enhanced or otherwise) as promptly as he deems proper and in the same manner as directed in this Section 9.6 (without regard to this sentence or the preceding two sentences) and otherwise as required hereunder. The trust shall be terminated as soon as possible after the trust property is distributed to the beneficiaries thereof.
     9.7 Distributions in Kind. Partnership property distributed in kind shall be transferred and conveyed to the distributees as tenants in common subject to any liabilities attached thereto so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property in accordance with this Article IX.

ARTICLE X
TRUST PARTNERS
     10.1 Trustee Liability. When this Agreement is executed by the trustee of any trust, such execution is by the trustee, not individually but solely as trustee in the exercise of and under the power and authority conferred upon and invested in such trustee, and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof. Any liability of any Partner which is a trust to the Partnership or to any third person shall be only that of such trust to the full extent of its trust estate and shall not be a personal liability of any trustee, grantor or beneficiary thereof.
     10.2 Status of Successor Trustee as Partner. Any successor trustee or trustees of any trust which shall be a Partner herein shall be entitled to exercise the same rights and privileges and be subject to the same duties and obligations as his predecessor trustee. As used in this Agreement, the term “trustee” shall include any or all such successor trustees.
     10.3 Termination of a Trust. The termination of any trust which is a Partner shall not terminate the Partnership. Upon the allocation or distribution of all or any portion of the Units of a trust which is a Partner pursuant to the exercise of any power of appointment, or otherwise, to a beneficiary of such trust or to another person or persons or to another trust or trusts, whether or not such distribution shall terminate such distributing trust, each distributee shall only succeed to the rights of an assignee and shall not become a Partner unless and until the provisions of Article VIII hereof are satisfied.

ARTICLE XI
MISCELLANEOUS
     11.1 Amendments. This Agreement may be amended, modified or changed in any respect with respect to a particular Division only upon the written consent of all Division Participants.
     11.2 Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.
     11.3 Notices. All notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or shall be required to be given hereunder shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, (c) delivery via reputable private air freight service, the cost and expense of such delivery to be borne by the sending party, or (d) by electronic communication (telex or facsimile transmission). All notices shall be addressed to the recipient at the address contained on the signature pages hereto. Any Partner may designate another address (or change its address) for notices hereunder by delivery of a written notice to all other Partners in accordance with the provisions of this section. Any notice sent in compliance with the above provisions shall be deemed delivered and received, except for electronic communications, on the third business day next succeeding the day on which it was sent, or, if sooner, on the actual date received by the other party, and, in the case of electronic communications, only on the date the sending party receives acknowledgement of receipt of such notice by the other party.

     11.4 Governing Law. This Agreement is made pursuant to and shall be governed by and construed in accordance with the laws of the State.
     11.5 Captions. All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
     11.6 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.
     11.7 Article, Section and Exhibit References. All references in this Agreement to particular sections, articles, schedules or exhibits shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement and the schedules or exhibits attached to this Agreement, which schedules and exhibits by such references are incorporated herein.
     11.8 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise herein expressly provided, their respective executors, administrators, legal representatives, successors and assigns.
     11.9 Extension not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party or to the Partnership shall impair or affect the right of such Partner or the Partnership thereafter to exercise the same. Any extension of time or other indulgences granted to a Partner hereunder shall not otherwise alter or affect any power, remedy or right of any other Partner or of the Partnership, or of the obligations of the Partner to whom such extension or indulgence is granted.
     11.10 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.
     11.11 Entire Agreement. This Agreement, and the schedules and exhibits hereto, contain the entire understanding and agreement of the parties hereto relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein, are terminated.
     11.12 Waiver of Partition. Each Partner hereby irrevocably waives during the term of the Partnership any right that it or he may have to maintain any action for partition with respect to any Partnership property.
     11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
DIVISION A PARTNERS:

APPLETON TRUST			FALLBROOK ANN TRUST

By:	GENERAL TRUST COMPANY, Trustee		By:	GENERAL TRUST COMPANY, Trustee

	By: Its:	E. Michael Greaves Vice President		By: Its:	E. Michael Greaves Vice President

FALLBROOK JOHN TRUST			MARTIN INVESTMENT TRUST G

By:	GENERAL TRUST COMPANY, Trustee		By:	GENERAL TRUST COMPANY, Trustee

	By: Its:	E. Michael Greaves Vice President		By: Its:	E. Michael Greaves Vice President

MATTHEW INVESTMENT TRUST A			MATTHEW INVESTMENT TRUST B

By:	GENERAL TRUST COMPANY, Trustee		By:	GENERAL TRUST COMPANY, Trustee

	By: Its:	E. Michael Greaves Vice President		By: Its:	E. Michael Greaves Vice President

MATTHEW INVESTMENT TRUST G			MATTHEW INVESTMENT TRUST H

By:	GENERAL TRUST COMPANY, Trustee		By:	GENERAL TRUST COMPANY, Trustee

	By: Its:	E. Michael Greaves Vice President		By: Its:	E. Michael Greaves Vice President

MATTHEW FAMILY TRUST G			MBA TRUST

By:	GENERAL TRUST COMPANY, Trustee		By:	GENERAL TRUST COMPANY, Trustee

	By: Its:	E. Michael Greaves Vice President		By: Its:	E. Michael Greaves Vice President

MBB TRUST			MBC TRUST

By:	GENERAL TRUST COMPANY, Trustee		By:	GENERAL TRUST COMPANY, Trustee

	By: Its:	E. Michael Greaves Vice President		By: Its:	E. Michael Greaves Vice President

MADELYN FAMILY TRUST			LOUIS FAMILY TRUST

By:	GENERAL TRUST COMPANY, Trustee		By:	GENERAL TRUST COMPANY, Trustee

	By: Its:	E. Michael Greaves Vice President		By: Its:	E. Michael Greaves Vice President

MBS TRUST			JB TRUST

By:	GENERAL TRUST COMPANY, Trustee		By:	GENERAL TRUST COMPANY, Trustee

	By: Its:	E. Michael Greaves Vice President		By: Its:	E. Michael Greaves Vice President

ABF TRUST			MHBA TRUST

By:	GENERAL TRUST COMPANY, Trustee		By:	GENERAL TRUST COMPANY, Trustee

	By: Its:	E. Michael Greaves Vice President		By: Its:	E. Michael Greaves Vice President

LB TRUST

By:	GENERAL TRUST COMPANY, Trustee

	By:	E. Michael Greaves

	Its:	Vice President

DIVISION B PARTNERS:
MATTHEW BUCKSBAUM REVOCABLE TRUST

By:	/s/ Matthew Bucksbaum Matthew Bucksbaum, Trustee
110 North Wacker Drive, Suite 330
Chicago, Illinois 60606
GENERAL GROWTH COMPANIES, INC., a
Delaware corporation

By:	/s/ E. Michael Greaves Name: E. Michael Greaves
Title: Vice President and Secretary

110 North Wacker Drive, Suite 330
Chicago, Illinois 60606

SCHEDULE A
DIVISION A ASSETS
The assets and liabilities of Division A shall consist of:
1.	97.375% of all the assets of the Partnership as of August 1, 2007 and all liabilities attributable to such assets.
2.	100% of all assets acquired by the Partnership from and after August 1, 2007 and all liabilities attributable to such assets.

SCHEDULE B
DIVISION B ASSETS
The assets of Division B shall consist solely of 2.625% of all assets and liabilities of the Partnership as of August 1, 2007.

EXHIBIT A
Partners/Units

Partners	Division A Units	Division B Units
A. Division A Partners
Appleton Trust	5,614,080.35720	—
Fallbrook John Trust	806,516.22795	—
Fallbrook Ann Trust	806,516.22795	—
Martin Investment Trust G	17,107,226.87560	—
Matthew Investment Trust A	3,090,956.49040	—
Matthew Investment Trust B	3,087,046.91940	—
Matthew Investment Trust C	6,172,954.66880	—
Matthew Investment Trust H	6,172,954.66880	—
Matthew Family Trust G	1,646,094.77650	—
MBA Trust	1,034,541.68190	—
MBB Trust	1,030,632.11000	—
MBC Trust	1,029,585.06750	—
Louis Family Trust	1,650,002.00000	—
Madelyn Family Trust	1,650,002.00000	—
MBS Trust	4,521,000	—
JB Trust	429,000	—
ABF Trust	429,000	—
MHBA Trust	99,000	—
LB Trust	99,000	—
		—
B. Division B Partners
General Growth Companies, Inc.	—	24,957,81850
Matthew Bucksbaum Revocable Trust	—	1,497,512.00000

Total: 57,998,579.89	56,476,110.07	1,522,469.82

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